Exhibit 10.1

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (“Agreement”) is entered into by and between VALENTIS, INC. (“Licensor”), a Delaware corporation having a principal place of business at 533 Airport Blvd., Suite 400, Burlingame, California, and ACACIA PATENT ACQUISITION CORPORATION (“APAC”), a Delaware corporation having a principal place of business at 500 Newport Center Drive, Suite 700, Newport Beach, CA 92660 (collectively referred to herein as the “Parties” and individually, a “Party”). The effective date of this Agreement shall be the date on which the last Party executes this Agreement below (the “Effective Date”).

BACKGROUND

Whereas, Licensor is the sole and exclusive owner of (i) U.S. Patent No(s). 6011148 and 7026468; (ii) U.S. Patent Application No(s). 09/121,798 11/327,987 and 10/527,618; and (iii) all related patent applications, corresponding foreign patents and foreign patent applications, and all continuations, continuations in part, divisions, extensions, renewals, reissues and re-examinations of the U.S. Patents and U.S. Patent Applications relating to all inventions thereof, which are collectively referred to as the “Patents” (the “Patents”); and

Whereas, Licensor is willing to grant worldwide exclusive license rights in the Patents to APAC and APAC in turn, desires to license and enforce the Patents and to provide Licensor a certain percentage of the net proceeds arising from such licensing and enforcement as provided herein.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, Licensor and APAC agree as follows:

1.                         GRANT

1.1.                Subject to the terms and conditions of this Agreement, Licensor grants to APAC the worldwide, exclusive right and license under the Patents to make, have made, use, import, offer to sell or sell products or services covered by the Patents, including the exclusive right to grant sublicenses (“Sublicense”), to sue for and collect past, present and future damages and to seek and obtain injunctive or any other relief for infringement of the Patents. Notwithstanding anything to the contrary, the grant to APAC of the exclusive right and license under the Patents herein shall be exclusive, even as to Licensor, with respect to any and all Exclusive Parties (as defined below) and APAC shall have the sole and exclusive right under the Patents to deal with one or more Exclusive Parties in any and all matters relating to the Patents, including without limitation any and all direct and indirect offers for sale and sales of products and services, in whole or in part, covered by the Patents to such Exclusive Parties. The term “Exclusive Party” shall mean: (a) a declaratory judgment plaintiff or an infringement defendant under any of the Patents; or (b) a party with which APAC has initiated or undertaken licensing communications, discussions and/or negotiations or otherwise asserted any of the Patents against, provided that an Exclusive Party shall be deemed to include any and all of its affiliates. Licensor expressly retains no rights in or to the Patents, including without limitation, the right to sue for infringement of the Patents prior to any termination of this Agreement and specifically grants APAC all such rights prior to any termination. The exclusive right and license granted herein shall exist for the life of the Patents, or as otherwise provided in Section 6 below.

1.2.                Notwithstanding anything herein to the contrary, this Agreement shall terminate immediately, without further notice, if APAC files a claim asserting in any way that any of the Patents or any portion thereof is invalid or unenforceable where the filing is by APAC or a third party on behalf of APAC.

1.3.                Upon request by Licensor, APAC shall keep Licensor reasonably informed as to the status of APAC’s licensing efforts and provide a copy of each Sublicense to Licensor.

1.4.                Notwithstanding anything herein to the contrary, subject to Licensor’s marking of each of its products in a conspicuous manner so as to identify each of the applicable Patents embodied in such Product (e.g., U.S. Patent No. 6011148), APAC hereby grants to Licensor a limited, non-exclusive, non-transferable, royalty-free, perpetual, irrevocable, personal right and license under the Patents to make, have made, use, import, offer to sell or sell products or services of Licensor (the “License”). Upon prior written approval by APAC, such approval not to be unreasonably withheld or delayed, Licensor may grant to Licensor’s wholly owned subsidiaries a limited, non-exclusive, non-transferable, royalty-free, perpetual, personal right and license under the Patents to make, use, import, offer to sell or sell products or services of the subsidiary provided (i) the subsidiary marks of each of its products in a conspicuous manner so as to identify each of the applicable Patents embodied in such product or service; (ii) the subsidiary is not an Exclusive Party; and (iii) the subsidiary agrees to be bound by the applicable terms of this Agreement in writing.

1.5.                APAC acknowledges that Licensor is a party to an Agreement and Plan of Merger pursuant to which Urigen N.A., Inc. (“Urigen”) shall become a subsidiary of Licensor. Upon completion of the merger, Licensor may grant to Urigen, N.A. a limited, non-exclusive, non-transferable, royalty-free, perpetual, personal right and license under the Patents to make, use, import, offer to sell or sell products or services of Urigen provided Urigen (i) marks of each of its products in a conspicuous manner so as to identify each of the applicable Patents embodied in such product or service; and (ii) agrees to be bound by the applicable terms of this Agreement in writing.

1.6.                Other than as expressly set forth in Section 1.4 and 1.5 above, Licensor expressly retains no rights in or to the Patents, including without limitation no rights to sue for and collect past, present and future damages and to seek and obtain injunctive or any other relief for infringement of the Patents, and no other rights or licenses under the Patents are granted or implied.

2.                         ROYALTIES AND OTHER PAYMENTS

2.1.                APAC shall pay Licensor a continuing royalty equal to fifty percent (50%) of the Net Proceeds, as defined below. For purposes hereof, the following terms shall have the following meanings:

“Net Proceeds” shall mean Total Recoveries less the APAC Costs.

“Total Recoveries” shall mean all amounts and other consideration actually received by APAC from its exercise of the rights granted in the Patents hereby, including but not limited to the licensing and enforcement of the Patents including all licensing proceeds and recoveries from any lawsuits or settlements. Any non-monetary consideration received by APAC in connection with the foregoing, including but not limited to the licensing or enforcement of the Patents, shall be valued at fair market value.

“APAC Costs” shall mean all out of pocket costs and expenses incurred with and actually paid to third parties in connection with prosecuting, licensing, enforcing or defending the Patents, including without limitation (A) outside attorneys’ and paralegal fees (whether on an hourly or contingent basis and whether for general or local counsel), costs and disbursements; (B) the fees and costs of consultants, experts or technical advisors (other than principals no employees of APAC or its affiliates); (C) travel and lodging expenses; (D) duplicating, secretarial, stenographer, postage, courier and similar expenses; (E) filing fees and other Patent Office fees or costs; (F) court costs; (G) legal and other costs related to any re-examination or reissue proceeding; (H) legal and other costs incurred in defending any action or counterclaim in respect of the Patents; and (I) legal and other costs in prosecuting or processing any U.S. or foreign application, including without limitation, any continuing application or continuation in part application (collectively, the “APAC Costs”).

2.2.                Total Recoveries shall be applied in the following order of priority: first to APAC in an amount equal to the APAC Costs, then to APAC and Licensor in proportion to their respective shares of the Net Proceeds. All Taxes (as defined below) shall be the financial responsibility of the Party obligated to pay such Taxes as determined by the applicable law and neither Party is or shall be liable at any time for any of the other Party’s Taxes incurred in connection with or related to amounts paid under this Agreement. The term “Taxes” shall mean any foreign, federal, state, local, municipal or other governmental taxes, duties, levies, fees, excises or tariffs, arising as a result of or in connection with any amounts paid under this Agreement, including without limitation: (i) any state or local sales or use taxes; (ii) any import, value added or consumption tax; (iii) any business transfer tax; (iv) any taxes imposed or based on or with respect to or measured by any net or gross income or receipts of either Party; (v) any franchise taxes, taxes on doing business, gross receipts taxes or capital stock taxes; or (vi) any other tax now or hereafter imposed by any governmental or taxing authority on any aspect of this Agreement and the obligations hereunder. If Taxes are required to be withheld on any amounts otherwise to be paid by one Party to the other, the paying Party shall deduct and set off such Taxes from the amount otherwise due and owed to the receiving Party and pay them to the appropriate taxing authority. Each Party agrees to indemnify, defend and hold the other Party harmless from any Taxes or claims, causes of action, costs, expenses, reasonable attorneys’ fees, penalties, assessments and any other liabilities of any nature whatsoever related to such Taxes to the extent such Taxes relate to amounts paid under this Agreement.

2.3.                All amounts payable to Licensor shall be due within thirty (30) days after the end of each calendar quarter with respect to Net Proceeds, if any, in such quarter. APAC will provide Licensor with a written report of Net Proceeds, Total Recoveries and

APAC Costs for each calendar quarter hereunder whether or not Net Proceeds are due to Licensor. Such written report shall detail the components and calculations of Net Proceeds, Total Recoveries and APAC Costs. Licensor shall have the right to audit such reports and APAC’s calculations of each of Net Proceeds, Total Recoveries and/or APAC Costs in accordance with Section 4.2 below. All other payments from one Party to the other hereunder shall be due and payable within thirty (30) days following receipt of the applicable invoice. All amounts paid to Licensor shall be paid in U.S. funds. As applicable, any conversion to Net Proceeds to U.S. funds shall be in accordance with the exchange rate established by the Bank of America in San Francisco, California on the last day of the calendar quarter for Net Proceeds accrued in such calendar quarter.

2.4.                Licensor will be available from time to time to consult with APAC or its attorneys on matters relating to the Patents. In the event that the testimony of any employee, director, officer, consultant or agent of Licensor is taken in any action relating to the Patents, APAC’s attorneys will represent such party without additional charge, and Licensor and such party will cooperate with APAC and its attorneys reasonable requests in preparing for such testimony. Licensor will grant reasonable access to APAC and allow APAC to make copies, at its expense, of all files in Licensor’s possession or control relating to the Patents, including access to such documents as may be necessary to conduct enforcement and licensing efforts. APAC will pay for Licensor’s reasonable out of pocket expenses and costs incurred at the request of APAC and any such expenses and costs will be treated as APAC Costs.

2.5.                Licensor acknowledges and agrees that APAC shall undertake and perform a due diligence investigation of the Patents during the period of up to sixty (60) days following the Effective Data (the “Investigation Period”). In consideration of APAC’s due diligence investigation of the Patents, Licensor agrees that, during the Investigation Period, Licensor shall not discuss, negotiate or pursue with any third parties any offers or proposals with respect to or otherwise relating specifically to any of the Patents, unless Licensor has informed APAC thereof and APAC provides written consent thereto. Licensor agrees to cooperate with APAC and to promptly provide to APAC, at its expense, any reasonably requested information regarding the Patents, including prompt delivery for receipt by APAC no later than seven (7) days following the Effective Date of a copy of the complete prosecution history of each of the Patents (each a “File History”) and copies of all files, information and documents in Licensor’s possession or control relating to the Patents. In the event that (1) any of the File Histories or (2) any of the files, information and documents relating to the Patents are not delivered to APAC within the seven (7) day period following the Effective Date, the Investigation Period shall be automatically extended by the greater of the number of days for which (I) the last of the File Histories or (II) any files, information and documents relating to the Patents is delayed. Upon completion of the Investigation Period, APAC shall provide written notice to Licensor of its conclusion regarding the investigation of the Patents. The Investigation Period will commence on the Effective Date and conclude on the earlier of: (a) sixty (60) calendar days following, but not including, the Effective Date, subject to the extensions set forth in this Section 2.5; or (b) such earlier time within the Investigation Period as APAC transmits written notice to Licensor of its conclusion regarding the investigation of the Patents. If APAC determines, in its sole and absolute discretion, that the Patents are satisfactory and transmits written notice to Licensor that the Patents are satisfactory (the “Satisfactory Completion”), then this Agreement shall continue with full force and effect following such Satisfactory Completion of the Investigation Period. Otherwise, if APAC determines, in its sole and absolute discretion, that the Patents are not satisfactory, then (i) neither Party shall have any payment obligations or liability to the other Party hereunder, except for the confidentiality obligation’s under Section 9.1; and (ii) this Agreement shall automatically terminate upon completion of the Investigation Period and APAC shall promptly return to Licensor the File Histories and all other confidential information of Licensor in APAC’s possession or control. Notwithstanding anything herein to the contrary, APAC shall not exercise its license rights in the Patents until after Satisfactory Completion.

3.                         REPRESENTATIONS AND WARRANTIES

3.1.                Licensor represents and warrants to APAC that, to Licensor’s actual knowledge, as of the Effective Date hereof:

3.1.1.             Licensor is the sole owner of the Patents and has all right, title, claims, interest and privileges arising from such ownership, free and clear of any liens, security interests, encumbrances, rights or restrictions;

3.1.2.             Licensor has fully disclosed to the U.S. Patent Office the identity of all inventors of the inventions described in the Patents as required by U.S. law;

3.1.3.             the Patents and the inventions described in the Patents are (A) not the product or subject of any joint development activity or agreement with any third party; (B) not the subject of any consortia agreement or cross-license; and (C) have not been financed in whole or in part by any third party;

3.1.4.             the issued Patents remain in full force and effect as of the Effective Date of this Agreement;

3.1.5.             except for the license agreements listed in Exhibit B, Licensor has not assigned, licensed, granted covenants not to sue, transferred or otherwise conveyed to any other person or entity any of his rights, title, claims, interest or privileges with respect to the Patents;

3.1.6.             Exhibit A includes all related patents, patent applications, foreign counterparts, and all continuations, continuations in part, divisions, extensions, renewals, reissues and re-examinations relating to all inventions thereof, which are in the same respective patent family or families as the Patents;

3.1.7.             all applicable maintenance fees that have become due prior to the Effective Date with respect to the Patents have been paid in full;

3.1.8.             the Patents are not and have not been subject to any action or proceeding concerning their validity, enforceability, inventorship or ownership;

3.1.9.             Licensor has no knowledge of any facts that could reasonably give rise to a claim that the issued Patents are invalid or unenforceable; and Licensor has not engaged in any conduct, or omitted to perform any necessary act, the reasonable result of which would invalidate the issued Patents or preclude their enforceability;

3.1.10.       Licensor has all requisite legal and corporate power and authority to enter into this Agreement, to consummate the transactions contemplated hereby, and to carry out and perform its obligations under the terms of this Agreement; and

3.1.11.       subject to obtaining the consent of Urigen N.A., Inc., the execution, delivery, performance of and compliance with this Agreement has not resulted and will not result in any violation of, or conflict with, or constitute a default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under any material agreement to which Licensor is a party.

3.1.12.       EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 3.1, LICENSOR MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS, IMPLIED, OR STATUTORY, AS TO ANY MATTER WHATSOEVER (INCLUDING ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT).

3.2.                APAC represents and warrants to Licensor that, as of the Effective Date hereof:

3.2.1.             APAC is a corporation duly organized and in good standing under the laws of Delaware;

3.2.2.             APAC has authority to enter into this Agreement and implement its terms; and

3.2.3.             the person executing this Agreement on behalf of APAC is duly authorized to do so.

4.                         RECORDS; FEES

4.1.                APAC shall keep complete and proper records of the Total Recoveries and APAC Costs.

4.2.                Licensor shall have the right, during reasonable business hours no more than once per calendar year, to audit, at Licensor’s expense (except as provided below), the correctness of any previously unaudited APAC report or APAC’s calculations of Net Reserves, Total Recoveries and/or APAC Costs by an independent public accountant chosen by Licensor who may examine APAC’s records pertinent to this Agreement. Licensor and his representatives shall hold in confidence any such information and shall not use the information for any purposes other than verifying APAC’s reporting or its calculations of Net Proceeds, Total Recoveries and/or APAC Costs in

connection with this Agreement. APAC shall pay Licensor any underpayments of amounts due Licensor hereunder as reflected by the independent public accountants’ audit promptly but in no event later than thirty (30) days after completion of the audit. APAC shall pay the fees and expenses of the independent public accountants (and such fees and expenses shall not be deemed APAC Costs) if the audit reveals an underpayment of amounts due Licensor of five percent (5%) or more of the total Net Proceeds due Licensor for the applicable calendar year being audited.

4.3.                For so long as this Agreement is in effect, Licensor shall pay all maintenance fees with respect to the Patents on or before their due dates, at the large entity rate. In the event Licensor fails to make any maintenance fee payment when due, APAC may make such payment and such payment shall be considered an APAC Cost. During the term of the Agreement, APAC shall assume sole control of any and all activities, matters and proceedings before the United States Patent and Trademark Office (the “USPTO”) relating to any and all of the Patents, including without limitation any reissues or reexaminations of any issued United States patent, the prosecution of any United States patent applications and the continuing prosecution of any pending United States patent applications among the Patents and the costs, fees and expenses paid by APAC in connection therewith shall be treated as APAC Costs. Licensor hereby grants APAC a power of attorney permitting APAC to assume such sole control of any and all activities, matters and proceedings before the USPTO and Licensor shall reasonably cooperate with APAC, including without limitation the execution of such documents as APAC shall reasonably require, to timely address and prosecute all such activities, matters and proceedings before the USPTO. At Licensor’s request from time to time, APAC shall provide Licensor with updates regarding APAC’s USPTO activities and related filings and communications with the USPTO and foreign governmental authorities regarding the Patents.

5.                         ENFORCEMENT OF PATENT RIGHTS

5.1.                Subject to the terms and conditions of this Agreement, APAC will use its diligent good faith efforts to pursue licensing and enforcement of the Patents at its expense in a manner designed to achieve the greatest amount of Net Proceeds over the life of the Patents. APAC will attempt to negotiate licenses with companies that APAC believes may be infringing the Patents. At Licensor’s request from time to time, APAC shall provide Licensor with updates summarizing APAC efforts to license and enforce the Patents as provided herein. Notwithstanding any of the foregoing, APAC may at any time elect not to pursue licensing or enforcement of any of the Patents if APAC determines, in its reasonable and sole discretion, that any such pursuit would be commercially unreasonable or otherwise unlawful or illegal. In such event, APAC shall provide prompt written notice thereof to Licensor.

5.2.                APAC may, in its sole judgment, decide to institute enforcement actions against certain or all of the companies that APAC believes are infringing the Patents. APAC shall have the exclusive right to bring suit to enforce the Patents. Licensor shall join as a plaintiff at APAC’s request and expense in the event APAC’s counsel determines that Licensor is a necessary party to the action. In connection with the foregoing, Licensor hereby grants APAC a power of attorney allowing APAC to (i) add Licensor as a party to any such action and/or (ii) to bring an action directly in

Licensor’s name. In the event that Licensor joins in any suit, either before or after it is initiated, Licensor shall have the right to be represented by counsel of his choice, provided that if Licensor chooses to have representation separate from APAC, Licensor shall be responsible for paying all his own fees and costs related to such representation and APAC shall be solely responsible for the fees and costs incurred by its own counsel. In the event Licensor joins as a plaintiff at APAC’s request or APAC brings an action in Licensor’s name, or Licensor is named as a party by another party to such action, APAC shall defend and indemnify Licensor against all liabilities, costs and expenses related to such action, except that, as provided above, Licensor shall be responsible for its own counsel’s fees and costs if it elects to retain separate counsel. Notwithstanding any of the foregoing, in the event that a court holds in a final non-appealable decision that Licensor has engaged in fraud, gross negligence, or willful misconduct, APAC shall have no obligation to indemnify Licensor for any judgments, liability, loss, damages, costs and expenses (including reasonable attorneys’ fees and expenses of litigation) in connection therewith.

5.3.                Regardless of whether Licensor is named as a party to any enforcement action, APAC reserves the sole right to select counsel, direct the litigation, and in negotiate and determine the terms of any settlement or other disposition of such action. The parties agree to fully and reasonably cooperate with each other in any litigation that is brought.

6.                         TERMINATION

6.1.                Unless earlier terminated as provided in this Section 6, all grants, obligations and provisions recited in this Agreement and relating to the Patents shall continue in full force and effect, until the later of cither a) the expiration date of the Patents or b) the conclusion of APAC’s licensing and enforcement of the Patents. Notwithstanding the foregoing, in the event that a final decree of invalidity from which no appeal can be, or is, taken, with respect to the Patents, this Agreement shall terminate at such time.

6.2.                Licensor may terminate this Agreement in the event that APAC files for bankruptcy protection under any state or federal bankruptcy law or a petition for bankruptcy is filed against APAC and not dismissed within ninety (90) days.

6.3.                Either Party may terminate this Agreement upon written notice to the other if the other Party breaches any material representation, warranty or agreement in this Agreement and fails to cure such breach within ninety (90) days of receipt of such written notice detailing the alleged breach.

6.4.                Either Party may terminate this Agreement, upon ninety (90) day written notice to the other Party, if APAC determines, in its sole judgment, that licensing or enforcement of the Patents is not commercially reasonable or practicable and APAC provides a written notice to Licensor of APAC’s determination that licensing or enforcement of the Patents is not commercially reasonable or practicable.

6.5.                In the event of Satisfactory Completion, Licensor may also terminate this Agreement at any time beginning after two (2) years from the Effective Date hereof unless

APAC has either (a) filed any action or counterclaim for infringement of any of the Patents, or (b) generated any Net Proceeds from licensing or enforcement of the Patents (the failure of (a) and (b) above shall be referred to as a “Termination Event”). In ordor to terminate this Agreement pursuant to this Section 6.5, Licensor shall provide APAC with written notice of its intention to exercise its right to terminate this Agreement under this Section, at which time APAC shall have a ninety (90) day period from the time it receives such notice, in which it may cure the Termination Event giving rise to the right of termination (the “Cure Period”) by either (a) filing an action (or counterclaim) to enforce any of the Patents or (b) generating Net Proceeds and paying Licensor its share of the Net Proceeds, if any. If APAC cures the Termination Event during the Cure Period, then Licensor’s right to terminate this Agreement under this Section 6.5 shall lapse.

6.6.                In the event of any dispute as to whether a Party has breached this Agreement pursuant to Section 6.3 above or whether a cure has been effected, the matter shall be submitted to litigation pursuant to Section 8 hereof, and there shall be no termination of the license under this Agreement unless and until there is a final ruling that there has been an uncured breach, as provided herein.

6.7.                Any termination of this Agreement shall not relieve APAC of liability for any payments due to Licensor accrued prior to the effective date of such termination.

6.8.                In the event of any termination of this Agreement, regardless of the cause, after payment of any monies due Licensor, APAC shall be entitled to retain or receive the portion of Total Recoveries that it would be entitled to retain or receive if this Agreement were in effect, which (a) accrued or was received prior to the termination date, or (b) accrues or is received after the termination date as a result of any settlement, license agreement or other agreement or transaction that was entered into prior to the termination date.

6.9.                The parties acknowledge and agree that this Agreement is a contract under which APAC is a licensee of intellectual property as provided in Section 365(n) of title 11, United States Code (this “Bankruptcy Code”). Licensor acknowledges that if Licensor, as a debtor in possession or a trustee in bankruptcy in a case under the Bankruptcy Code (the “Bankruptcy Trustee”), rejects this Agreement, APAC may elect to retain all of its rights under this Agreement as provided in Section 365(n) of the Bankruptcy Code. Upon written request of APAC to Licensor or the Bankruptcy Trustee, Licensor will not interfere with any of the rights of APAC as provided in this Agreement.

6.10.          As applicable, the provisions of Sections 4.1, 4.2, 6.7, 6.8, 6.9, 6.10, 8.1, 8.2, 9.1 and Section 10, shall continue in force in accordance with their respective terms notwithstanding expiry or termination of this Agreement for any reason. Upon expiry or termination of this Agreement, all rights of APAC in and to the Patent, shall also automatically terminate and such rights shall revert to Licensor.

7.                         ASSIGNMENT

7.1.                This Agreement shall inure to the benefit of, and be binding upon the respective successors, assigns, heirs, beneficiaries and personal representatives of Licensor and APAC, subject to Section 7.2 below.

7.2.                This Agreement is personal and non-assignable, except it may be assigned by APAC to an affiliate of APAC, provided such affiliate agrees to be bound by all the terms and conditions of this Agreement in writing, including the obligation to make payments hereunder. Notwithstanding anything to the contrary, Licensor acknowledges and agrees that: (a) Licensor may not at any time directly or indirectly transfer the License, in whole or in part, to any third party, including without limitation any Exclusive Party; and (b) an Exclusive Party may not at any time claim ownership or entitlement to any License or otherwise obtain or be deemed to obtain directly or indirectly any rights, benefits, licenses or immunities, in whole or in part, under any License, whether by, through, as a result of, or otherwise in connection with any agreement, contract, transaction or business combination with Licensor. Except as set forth above with respect to the License and Exclusive Parties, Licensor may transfer or assign all or any part of his interest in this Agreement or sell or transfer all or some of the Patents, provided that (i) the transferee or assignee is not an Exclusive Party; (ii) the transferee or assignee agrees to be bound by the terms of this Agreement in writing; and (iii) Licensor shall continue to be bound by the terms of this Agreement.

8.                         GOVERNING LAW AND CONSENT TO JURISDICTION

8.1.                This Agreement shall be governed by and construed under applicable federal law and the laws of the State of California, excluding any conflict of law provisions. APAC and Licensor each irrevocably consent to the exclusive jurisdiction of any California state or federal court sitting in the Central District of California, over any suit, action or proceeding arising out of or relating to this Agreement. APAC and Licensor hereby waive personal service of any summons, complaint, or other process in any action in any California state or federal court sitting in the Central District of California, and agree that all service thereof may be made by (a) certified or registered mail, return receipt requested, to the other Party’s address identified in the opening paragraph of this Agreement; or (b) by such other method authorized by the California Long Arm Statute.

8.2.                Neither APAC nor Licensor shall be liable for any consequence or damage arising out of or resulting from the manufacture, use or sale of products under the Patents. In no event shall any Party be entitled to special, indirect, consequential damages, including lost profits, or punitive damages for breach of this Agreement.

9.                         CONFIDENTIALITY

9.1.                All information provided pursuant to this Agreement, including without limitation, the terms of this Agreement, shall be regarded as confidential information (“Confidential Information”). The Parties agree that, other than as required by law, they shall not disclose any Confidential Information and shall use the Confidential

Information only for the purposes set forth herein. Each Party acknowledges that the other Party or its parent company is a publicly traded company (“Public Company”), and that the Public Company may be required to publicly disclose the signing of this Agreement, as well as certain terms of the Agreement and/or file a copy of this Agreement with the SEC. Confidential Information shall not include information that: (a) was already known, otherwise than under an agreement of secrecy or non-use, at the time of its disclosure; (b) has passed into the public domain prior to or after its disclosure, otherwise than through any act or omission attributable to principals, officers, employees, consultants or agents of the receiving Party; or (c) was subsequently disclosed, otherwise than under an agreement of secrecy or non-use, by a third party that had not acquired the information under an obligation of confidentiality.

10.                  MISCELLANEOUS

10.1.          All notices or communications which either Party may desire, or be required, to give or make to the other shall be in writing and shall be deemed to have been duly given or made if and when forwarded by registered or certified mail to the address set forth above in this Agreement or to such other address as a Party shall give to the other in writing delivered at the last address specified in the manner prescribed by this Agreement.

10.2.          The failure to act upon any default hereunder shall not be deemed to constitute a waiver of such default.

10.3.          This Agreement constitutes the entire understanding of the parties with respect to its subject matter and may not be modified or amended, except in writing by the parties. Nothing in this Agreement, whether expressed or implied, shall be construed to give any person (other than the Parties and their respective permitted successors and assigns), any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise.

10.4.          If for any reason in any jurisdiction in which any provision of this Agreement is sought to be enforced, any one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, such holding shall not affect any other provision of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein.

10.5.          This Agreement may be executed in several counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument. A faxed copy of a signature page shall be considered an original for purposes of this Agreement.

10.6.          The headings contained in this Agreement have been inserted for convenient reference only and shall not modify, define, expand or limit any of the provisions of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the Effective Date.

VALENTIS, INC.		ACACIA PATENT ACQUISITION CORPORATION

By:	/s/ Benjamin F McGraw, III	By:	/s/ Dooyong Lee

Print Name:	Benjamin F McGraw, III	Print Name:	Dooyong Lee

Title:	Chairman, President & CEO	Title:	EVP

Date:	11 April, 07	Date:	4/12/07

Exhibit A

U.S. PATENTS & APPLICATIONS

US Patent No.	US Appl. No.	Filing Date	Issue Date	Title
6011148	08/691,090	Aug. 01, 1996	Jan. 04, 2000	METHODS FOR PURIFYING NUCLEIC ACIDS
	09/121,798*	July 23, 1998		METHODS FOR PURIFYING NUCLEIC ACIDS
	09/180,767*	Nov. 12, 1998		METHODS FOR PURIFYING NUCLEIC ACIDS
	10/140,793	May 07, 2002		METHODS FOR PURIFYING NUCLEIC ACIDS

	60/410,617*	Sep. 13, 2002		Apparatus and method for preparative scale purification of nucleic acids
	10/527,618	Mar. 11, 2005		Apparatus and method for preparative scale purification of nucleic acids

	60/022,157*	July 19, 1996		PROCESS AND EQUIPMENT FOR PLASMID PURIFICATION
	08/887,673*	July 3, 1997		PROCESS AND EQUIPMENT FOR PLASMID PURIFICATION
7026468	09/774,284	01-29-2001	Apr. 11, 2006	PROCESS AND EQUIPMENT FOR PLASMID PURIFICATION
	11/327,987		Jan. 09, 2006	PROCESS AND EQUIPMENT FOR PLASMID PURIFICATION

* Abandoned/Expired Application.

FOREIGN PATENTS & APPLICATIONS

Foreign Patent or Publication No.	Appl. No.	Pub. Date	Country	Title
WO9805673	PCT/US97/13493	Dec. 90, 1999	PCT	METHODS FOR PURIFYING NUCLEIC ACIDS
JP2000500028T2	JP1997000508062	Jan. 11, 2000	JP
JP3492702B2	JP1997000508062	Feb. 03, 2004	JP
EP0923592A1	EP19970938081	June 23, 1999	EP	METHODS FOR PURIFYING NUCLEIC ACIDS
EP0923592B1	EP19970938081	Apr. 02, 2003	EP	METHODS FOR PURIFYING NUCLEIC ACIDS
DK0923592T3	DK1997000938081	Jul. 21, 2003	DK	FREMGANGSMAADER TIL RENSNING AF NUKLEINSYRER
DE69720473C0	DE1997069720473	May 08, 2003	DE	VERFAHREN ZUR REINIGUNG VON NUKLEINSeUREN
DE69720473T2	DE1997069720473	May 06, 2004	DE	VERFAHREN ZUR REINIGUNG VON NUKLEINSeUREN
AO4049097A1	AU199740490	Feb. 25,	AU	METHODS FOR PURIFYING NUCLEIC ACIDS

A-1

Foreign Patent or Publication No.	Appl. No.	Pub. Date	Country	Title
1998
AU717136B1	AU199740490		AU	METHODS FOR PURIFYING NUCLEIC ACIDS
CA2261150AA	CA19972261150	Feb. 12, 1998	CA	METHODS FOR PURIFYING NUCLEIC ACIDS
CA2261150C	CA19972261150	Apr. 13, 2004	CA	METHODS FOR PURIFYING NUCLEIC ACIDS
AT0236183E	ATI997000938081	Apr. 15, 2003	AT	VERFAHREN ZUR REINIGUNG VON NUKLEINSAEUREN

WO0005358	PCT/11899/15280	Feb. 03, 1999	PCT	METHODS FOR PURIFYING NUCLEIC ACIDS
AU4863899A1	AU19990048638	Feb. 14, 2000	AU	METHODS FOR PURIFYING NUCLEIC ACIDS
CA2338397AA	CA19992338397	Feb. 03, 2000	CA	METHODS FOR PURIFYING NUCLEIC ACIDS
EP1098966A1	EP19990932304	May 16, 2001	EP	METHODS FOR PURIFYING NUCLEIC ACIDS
EP1098966A4	EP19990932304	Apr. 23, 2003	EP	METHODS FOR PURIFYING NUCLEIC ACIDS
JP2002521029T2	JP2000000561304	July 16, 2002	JP

WO04024283	PCT/US03/028759	Mar. 25, 2004	PCT	APPARATUS AND METHOD FOR PREPARATIVE SCALE PURIFICATION OF NUCLEIC ACIDS
AU20033267175	AU20030267175	Apr. 30, 2004	AU	APPARATUS AND METHOD FOR PREPARATIVE SCALE PURIFICATION OF NUCLEIC ACIDS
CA2498518A1	CA20032498518	Mar. 25, 2004	CA	APPARATUS AND METHOD FOR PREPARATIVE SCALE PURIFICATION OF NUCLEIC ACIDS
EP1554398A0	EP20030749647	July 20, 2005	EP	APPARATUS AND METHOD FOR PREPARATIVE SCALE PURIFICATION OF NUCLEIC ACIDS
EP1554398A2	EP20030749647	July 20, 2005	EP	APPARATUS AND METHOD FOR PREPARATIVE SCALE PURIFICATION OF NUCLEIC ACIDS
EP1554398A3	EP20030749647	July 20, 2005	EP	APPARATUS AND METHOD FOR PREPARATIVE SCALE PURIFICATION OF NUCLEIC ACIDS
JP200400536251			JP

A-2

Exhibit B

License Agreements

LICENSEE	EXECUTION DATE
Althea Technologies	January 8, 2007
Juvaris	October 27, 2006
Vical	October 23, 2006

B-1